SCHEDULE A

(as of April 20, 2021)

Fund	Sub-Advisory Fee (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Senior Loan ETF	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	January 18, 2011	03/02/2011	03/03/2011	04/20/2022

Invesco Treasury Collateral ETF	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	September 29, 2016	01/07/2017	01/12/2017	04/20/2022

INVESCO CAPITAL MANAGEMENT LLC

Adviser

By:	/s/ Anna Paglia

Name:	Anna Paglia

Title:	Managing Director

INVESCO ADVISERS, INC.

Sub-Adviser

By:	/s/ Jeffrey H. Kupor

Name:	Jeffrey H. Kupor

Title:	Senior Vice President & Secretary

INVESCO ASSET MANAGEMENT DEUTSCHLAND, GMBH

Sub-Adviser

By:	/s/ Paul Dumitrescu /s/ Alexander Uhlmann
Name:	Paul Dumitrescu Alexander Uhlmann
Title:	Director

INVESCO ASSET MANAGEMENT LIMITED

Sub-Adviser

By:	/s/ Nick Tolchard
Name:	Nick Tolchard
Title:	Director

INVESCO ASSET MANAGEMENT (JAPAN) LIMITED

Sub- Adviser

By:	/s/ Takashi Matsuo
Name:	Takashi Matsuo
Title:	CAO & head of Human Resources

INVESCO HONG KONG LIMITED

Sub- Adviser

By:	/s/ Lee Siu Mei / /s/ Pang Sin Chu
Name:	Lee Siu Mei / Pang Sin Chu
Title:	Head of Finance, GC / Director, GDS, AP

INVESCO SENIOR SECURED MANAGEMENT, INC.

Sub-Adviser

By:	/s/ Antonio Reina

Name:	Antonio Reina

Title:	Secretary

INVESCO CANADA LTD. (formerly Invesco Trimark Ltd.)

Sub-Adviser

By:	/s/ Shalomi Abraham

Name:	Shalomi Abraham

Title:	Senior Vice President

SCHEDULE B

Addresses of Sub-Advisers

Invesco Advisers, Inc.

11 Greenway Plaza

Suite 100

Houston, Texas 77046

Invesco Asset Management Deutschland, GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi, Minato-ku

Tokyo 106-6114

Invesco Hong Kong Limited

41/F Champion Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 900

Toronto, Ontario

Canada M2N 6X7